 Filed Pursuant to Rule 424(b)(3)

Registration No. 333-273927

PROSPECTUS

2,246,019 shares of common stock

This prospectus relates to the offer and sale from time to time by the selling stockholder named in this prospectus (the “Selling Stockholder”) of up to 2,246,019 shares (the “Shares”) of common stock, par value $0.0001 per share, of ClearSign Technologies Corporation, a Delaware corporation (the “Company,” “we,” “us” or “our”), issued to clirSPV LLC (the “SPV”).

We are registering the Shares for resale to fulfill our contractual obligation under a Registration Rights Agreement we executed in connection with the purchase, by the Selling Stockholder, of shares of our Common Stock pursuant to a Stock Purchase Agreement dated July 12, 2018 and described in the section of this prospectus titled “Selling Stockholder.”

The registration of the Shares covered by this prospectus does not mean that the Selling Stockholder will offer or sell any of the Shares. The Selling Stockholder may offer, sell or distribute all or a portion of their Shares in a number of different ways and at varying prices, including publicly or through private transactions at prevailing market prices or at negotiated prices.

The Selling Stockholder may sell the Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder, the purchasers of the Shares, or both. We will not receive any proceeds from the sale of Shares by the Selling Stockholder pursuant to this prospectus. We provide more information about how the Selling Stockholder may sell the shares in the section entitled “Plan of Distribution.”

We will pay the expenses of registering the Shares offered by this prospectus. Our common stock is listed on The Nasdaq Stock Market (“Nasdaq”) under the symbol “CLIR.” On August 29, 2023, the closing price of our common stock was $1.23 per share.

The purchase of the common stock offered through this prospectus involves a high degree of risk. You should carefully consider the risk factors beginning on page 7 of this prospectus, and our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 31, 2023, as well as in any of our subsequent filings with the Securities and Exchange Commission (“SEC”), before purchasing any of the securities offered by this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 30, 2023.

ABOUT THIS PROSPECTUS

In this prospectus, unless otherwise stated or the context otherwise requires, the terms “ClearSign,” “we,” “us,” “our” and the “Company” refer to ClearSign Technologies Corporation and its subsidiary, ClearSign Asia Limited.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Stockholder may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by the Selling Stockholder of the securities offered by them described in this prospectus.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Stockholder has authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholder takes responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the Selling Stockholder is making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, among others, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

●	our limited cash, history of losses, and our expectation that we will continue to experience operating losses and negative cash flows in the near future;

●	our ability to successfully develop and implement our technologies and achieve profitability;

●	our limited operating history;

●	changes in government regulations that could substantially reduce, or even eliminate, the need for our technology;

●	emerging competition and rapidly advancing technology in our industry that may outpace our technology;

●	customer demand for the products and services we develop;

●	the impact of competitive or alternative products, technologies and pricing;

●	our ability to manufacture any products we design;

●	general economic conditions and events and the impact they may have on us and our potential customers;

●	our doing business in China and related risks with respect to intellectual property protection, currency exchange, contract enforcement, rules on foreign investment and pandemic era regulations;

●	the impact of a cybersecurity incident or other technology disruption;

●	our ability to protect our intellectual property;

●	our ability to obtain adequate financing in the future;

●	our ability to retain and hire personnel with the experience and talent to develop our products and business;

●	the financial and operational impacts of the coronavirus pandemic on our business and results of operations, including impacts on our day-to-day operations, collaborative arrangements, revenue and marketing efforts and suppliers;

●	our success at managing the risks involved in the foregoing items; and

●	other factors discussed in this registration statement of which this prospectus forms a part.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described in the “Risk Factors” section. The risks described in “Risk Factors” are not exhaustive. New risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus, or the documents incorporated by reference herein. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus, the registration statement of which this prospectus is a part and the documents incorporated by reference herein carefully, including the information set forth under the heading “Risk Factors” and our financial statements.

Our Business

We design and develop technologies that have been shown to significantly improve key performance characteristics of industrial combustion systems, including emission and operational performance, energy efficiency, safety and overall cost-effectiveness. We believe that our patented ClearSign Core™ technology can enhance the performance of combustion systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), institutional, commercial and industrial boiler, chemical, and petrochemical industries. Our ClearSign Core technology, which is our primary technology, uses either a porous ceramic structure or metal flame holder device held at a distance from the injection planes of a burner to significantly reduce flame length and achieve low emissions without the need for external flue gas recirculation, selective catalytic reduction, or high excess air systems. To date, our operations have been funded primarily through sales of our equity securities. We have earned nominal revenue since inception in 2008.

Our combustion technology has been successfully deployed in commercial projects such as down-stream refining and upstream oil production. These applications include both our process burner and boiler burner technologies. Our process burner technology is able to operate in high-intensity multiple burner industrial applications at sites that are required to meet low air pollutant emissions. Our boiler burner technology, which has been proven to achieve ground-breaking low air pollutant emissions, has been deployed in the U.S. and is currently undergoing commercialization in China. Due to the “zero tolerance” SARS-COV-2 virus (“coronavirus” or “COVID-19”) regulations enacted by Chinese authorities during 2022, our commercialization efforts in China were significantly delayed.

We believe that combustion equipment utilizing ClearSign Core technology is more effective and cost-efficient than current industry-standard air pollution control technologies, and can reduce NOx down to the levels required by new stringent emission regulations. NOx is a regulated greenhouse gas pollutant comprised of nitrogen oxide and nitrogen dioxide. These current technologies include selective catalytic reduction devices (SCRs), low- and ultra-low NOx burners, external flue gas recirculation systems and other similar technologies. Such air pollution control systems are widely used in places within our current target markets such as in petroleum refining and petrochemical process heaters, large-scale once through steam generators (OTSGs), enclosed flares, institutional commercial and industrial boilers and other similar equipment. We believe that our ClearSign Core technology can provide value to our customers not only by helping them meet current and possible future legislative mandates to reduce pollutant emissions, but also by improving operating efficiency and increasing overall return on investment.

The secondary potential market for our sensing technology is outside of the typical combustion industry and includes transportation industries. While use of this fundamental technology in applications intended for transportation markets is proven, the development and refinement of specific products, obtaining the certifications required for commercial deployment and establishing an efficient manufacturing source and channels to market will take some time, and we cannot assure that these goals will be achieved. We believe that the opportunities for application of our sensing technology in the transportation market are global and of great value, but it will also take longer to commercialize products targeted for this market for the reasons stated above.

Overall, our sensing technologies could provide future diversification as well as the opportunity for continued business expansion and growth beyond the maturation of our combustion-related businesses.

Our Industry

The combustion and emissions control systems markets are significant, both with respect to the wide array of industries in which the systems are used and the amount of capital spent installing and upgrading the systems. Combustion systems are used to provide heat for many different industrial and commercial processes, including boilers, petrochemical process heaters, and waste disposal systems. In order to maximize energy efficiency while keeping pace with regulatory guidelines for air pollution emissions, operators of combustion systems are continually installing, maintaining, and upgrading a variety of costly process control, air pollution control and monitoring systems. Although we believe that there are many potential markets for our ClearSign Core technology, to date we have limited the introduction of this technology to petroleum refining process heaters, energy infrastructure process heaters, boilers for steam and hot water generation, boilers for building heating systems, and enclosed flares. We have initially targeted these markets for various reasons, such as, but not limited to: (i) environmental regulations imposed on these markets, (ii) total available market size, (iii) this technology being the most readily adapted to the needs of these industries and (iv) management experience and expertise.

Our Target Markets

Our ClearSign Core products compete in the combustion and emissions control markets. These industries are highly competitive and currently dominated by companies that have comparatively more established products and substantially greater infrastructure, customer support networks, and financial resources. Based on testing and completed field installations to date, however, we believe that our ClearSign Core technology provides several unique and powerful business solutions for our customers, including, but not limited to: (i) overall cost-effective installation, (ii) energy efficiency, (iii) operational performance and (iv) significantly reduced emissions. Further, we believe that our technology is well-suited to create substantial synergistic value by incorporating it into mainstream commercial offerings with the market incumbents, thus leveraging the “ClearSign Core” technology along with the established breadth and capabilities of collaborating companies, such as Zeeco and California Boiler.

We are targeting the following segments of the combustion market for adoption of our ClearSign Core technology:

●	institutional, commercial and industrial boilers;

●	refinery, energy infrastructure and petrochemical process heaters;

●	enclosed flares; and

●	enhanced oil recovery steam generators

In each of these segments, we are marketing solutions that include our ClearSign Core technology which we believe could simultaneously improve productivity, operational efficiency and pollution control.

Recent Developments

Phase 2 Government Grant Award

On August 29, 2023, we announced that we were awarded a Phase 2 government grant through the Small Business Innovative Research program with the Department of Energy (the “Phase 2 Grant”). The Phase 2 Grant was for the maximum amount of up to $1.65 million for a two-year duration, which we intend to apply to the development of ultra-low NOx hydrogen burner technologies. The Phase 2 Grant follows the successful development and demonstration of a ClearSign Core™ Ultra Low NOx burner fueled with 100% hydrogen, which was funded by the Phase 1 grant amount of $250,000.

Delaware Reincorporation

At our annual meeting of shareholders held on June 6, 2023, the shareholders of the Company approved our proposed conversion from a Washington corporation to a Delaware corporation (the “Reincorporation”) by means of a plan of conversion. In connection with the Reincorporation, we filed on June 14, 2023 (the “Effective Date”) a certificate of incorporation (the “Certificate of Incorporation”) and a certificate of conversion with the Delaware Secretary of State and adopted new bylaws (the “Bylaws”), and filed articles of entity conversion with the Washington Secretary of State.

As of the Effective Date, our domicile changed from the State of Washington to the State of Delaware and our affairs ceased to be governed by the Revised Code of Washington and our previous articles of incorporation and bylaws, and instead became governed by the General Corporation Law of the State of Delaware (the “DGCL”), and the Certificate of Incorporation and Bylaws. The number of shares of common stock and preferred stock that we are authorized to issue remained the same upon completion of the Reincorporation.

Additional Information

For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

Corporate Information

We were originally incorporated in the State of Washington on January 23, 2008, and reincorporated in the State of Delaware on June 15, 2023. The address of our corporate headquarters is 8023 East 63rd Place, Suite 101, Tulsa, OK and our telephone number is (918) 236-6461. Our website can be accessed at www.clearsign.com. The information contained on our website is not a part of this report. We currently operate in the United States, People’s Republic of China and Hong Kong.

THE OFFERING

Issuer	ClearSign Technologies Corporation

Shares of common stock offered by the Selling Stockholder	2,246,019 shares of common stock.

Shares of common stock outstanding as August 28, 2023	38,562,086 shares of common stock.(1)

Use of Proceeds	We will not receive any proceeds from the sale of the Shares by the Selling Stockholder.

Market for Class A common stock	Our common stock is currently traded on Nasdaq under the symbol “CLIR.”

Risk Factors	See “Risk Factors” and the documents incorporated by reference in this prospectus for a discussion of factors you should consider before investing in our securities.

(1) The number of shares of our common stock to be outstanding immediately after this offering is based on 38,562,086 shares of common stock outstanding as of August 9, 2023 and excludes, as of that date:

•	Approximately 2,759,439 shares of our common stock issuable upon exercise of outstanding stock options under our 2011 and 2021 Equity Incentive Plan at a weighted average exercise price of $2.07 per share;

•	Approximately 491,382 shares of our common stock issuable upon exercise of outstanding inducement stock options granted outside of our Equity Incentive Plans at a weighted average exercise price of $1.65 per share;

•	Approximately 710,577 shares of our common stock issuable upon the vesting of outstanding restricted stock units granted under our 2021 Equity Incentive Plan;

•	Approximately 2,378,913 shares of our common stock reserved for future issuance under our 2021 Equity Incentive Plan and any other additional shares of our common stock that may become available under our 2021 Equity Incentive Plan; and

•	Approximately 194,249 shares of our common stock reserved for future issuance under our 2013 Consultant Stock Plan.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision you should carefully consider the risk factors described below, together with all of the other information included or incorporated by reference in this prospectus, including, without limitation, the risk factors in the section titled “Item 1A. – Risk Factors” in our most recent Annual Report on Form 10-K, as amended or supplemented, which is on file with the SEC, in evaluating our future prospects. In particular, keep these risk factors in mind when you read “forward-looking” statements elsewhere in this prospectus. Forward-looking statements relate to our expectations for future events and time periods. Generally, the words “anticipates,” “expects,” “intends,” “may,” “should,” “plans,” “believes,” “predicts,” “potential” and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements. Any of the risks listed in our most recent Annual Report on Form 10-K, as amended or supplemented, or any other documents incorporated by reference into this prospectus, or any of the following risks could harm our business, operating results or financial condition and could result in a complete loss of your investment in the common stock sold under this prospectus. Additional risks and uncertainties that are not yet identified or that we currently think are immaterial may also harm our business and financial condition in the future.

Risks Related to this Offering and to our Common Stock

If the Selling Stockholder sell significant amounts of our common stock, or the perception exists that these sales could occur, such events could cause our common stock price to decline.

This prospectus covers the resale from time to time by the Selling Stockholder of up to 2,246,019 of our common stock, or 6% of our total outstanding shares of common stock as of August 9, 2023. Once the registration statement of which this prospectus is a part is declared effective, all of these shares will be available for resale in the public market. If the Selling Stockholder sells significant amounts of our common stock following the effectiveness of the registration statement of which this prospectus is a part, the market price of our common stock could decline. Further, the perception of these sales could impair our ability to raise additional capital through the sale of our equity securities.

In making your investment decision, you should rely only on statements made in this prospectus in determining whether to purchase our securities.

You should carefully evaluate all of the information in this prospectus. We have received in the past, and may continue in the future to receive, media coverage, including coverage that is not directly attributable to statements made by our officers and employees, that incorrectly reports on statements made by our officers or employees or that is misleading as a result of omitting to state information provided by us or our officers or employees. You should rely only on the information contained in this prospectus in determining whether to purchase our securities.

There may be future sales or other dilution of our equity securities, which may adversely affect the market price of our common stock.

We are generally not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. After this offering, the market price of our common stock could decline as a result of sales of our common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock.

The price of our common stock may be volatile, and the market price of our common stock may decrease.

The price of our common stock may vary from time to time. The factors that may cause the market price of our common stock to fluctuate include, but are not limited to:

●	progress, or lack of progress, in developing and commercializing our technology;

●	our ability to recruit and retain qualified personnel;

●	changes in the perception of investors and securities analysts regarding the risks to our business or the condition of our business;

●	changes in our relationships with key customers;

●	changes in the market valuation or earnings of our competitors or companies viewed as similar to us;

●	changes in key personnel;

●	changes in our capital structure, such as future issuances of securities or the incurrence of debt;

●	the granting or exercise of employee stock options or other equity awards; and

●	general market and economic conditions.

In addition, the equity markets have experienced significant price and volume fluctuations that have affected the market prices for the securities of small companies such as ours for a number of reasons, including reasons that may be unrelated to the business or operating performance. These broad market fluctuations may result in a material decline in the market price of our common stock and you may not be able to sell your shares of common stock at prices you deem acceptable. In the past, following periods of volatility in the equity markets, securities class action lawsuits have been instituted against public companies. Such litigation, if instituted against us, could result in substantial cost and in the diversion of management attention.

DESCRIPTION OF SECURITIES

General

The following summary of certain material terms of the Company’s securities is not intended to be a complete summary of the rights and preferences of such securities. You should refer to our bylaws and our certificate of incorporation, which are included as exhibits to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 15, 2023. The summary below is also qualified by reference to the provisions of the Delaware General Corporation Law (the “DGCL”), as applicable.

Authorized and Outstanding Stock

Our certificate of incorporation authorized capital stock consists of 64,500,000 shares, $0.0001 par value per share, consisting of: (i) 62,500,000 shares of common stock; and (ii) 2,000,000 shares of preferred stock. As of August 9, 2023, our issued and outstanding share capital consisted of: (i) 38,562,086 shares of common stock, and (ii) 0 shares of preferred stock.

Common Stock

Dividend Rights

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Delaware common law also imposes a solvency requirement in connection with the payment of dividends.

Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock, the holders of common stock will be entitled to the payment of dividends on the common stock when, as and if declared by the Company’s board of directors (“Board”) in accordance with applicable law.

Voting Rights

Holders of common stock will be entitled to one vote for each share held as of the record date for determining stockholders entitled to vote on such matters, except as otherwise required by law.

Right to Receive Liquidation Distributions

Subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of any liquidation, dissolution or winding up of the Company, the funds and assets of the Company that may be legally distributed to the stockholders will be distributed among the holders of the then outstanding common stock pro rata in accordance with the number of shares of common stock held by each such holder.

Other Matters

All outstanding shares of the common stock will be fully paid and nonassessable. The common stock will not be entitled to preemptive rights and will not be subject to redemption or sinking fund provisions.

Preferred Stock

The certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Anti-Takeover Provisions

Certain provisions of Delaware law, the certificate of incorporation, and the bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of the Company. They are also designed, in part, to encourage persons seeking to acquire control of the Company to negotiate first with the Board.

Removal of Directors

Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, the certificate of incorporation provides that directors may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Company entitled to vote at an election of directors.

Board of Directors Vacancies

Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, and except as otherwise provided by law, our certificate of incorporation authorizes only a majority of the remaining members of the Board (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), even though less than a quorum, to fill vacant directorships, including newly created seats. In addition, the number of directors constituting the Board will be permitted to be set only by a resolution of the Board. These provisions would prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of the Board and will promote continuity of management.

Stockholder Action; Special Meeting of Stockholders

Our bylaws provide that the our stockholders may take any action required or permitted to be taken at an annual or special meeting of stockholders by written consent in lieu of a meeting. The certificate of incorporation and bylaws further provide that special meetings of the Company’s stockholders may be called only by the chairman of the Board, the Chief Executive Officer of the Company or the Board pursuant to a resolution adopted by a majority of Board, and may not be called by any other person, including the Company’s stockholders.

Section 203 of the DGCL

We have opted out of Section 203 of the DGCL under our certificate of incorporation. As a result, pursuant to our certificate of incorporation, we are prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of our outstanding voting stock (the “acquisition”), except if:

●	The Board approved the acquisition prior to its consummation;

●	the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

●	the acquisition is approved by our board of directors, and by the affirmative vote of at least two-thirds vote of the non-interested stockholders in a meeting.

The restrictions described above will apply subject to certain exceptions, including if a stockholder becomes an interested stockholder inadvertently and, as soon as practicable, divests itself of ownership of such shares so that the stockholder ceases to be an interest stockholder, and, within the three (3) year period, that stockholder has not become an interested stockholder but for such inadvertent acquisition of ownership. Generally, a “business combination” or “acquisition” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock.

Our certificate of incorporation provisions that elect to opt out of Section 203 of the DGCL may make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The bylaws provide that the Company’s stockholders seeking to bring business before the Company’s annual meeting of stockholders, or to nominate candidates for election as directors at the Company’s annual or a special meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be received by the Secretary at the Company’s principal executive offices (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (subject to certain exceptions), and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Company. The bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude the Company stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Amendment of Certificate of Incorporation Provisions

Amendments to the provisions of the certificate of incorporation related to restrictions on any business combination with any interested stockholder and indemnification of directors and officers of the Company require the affirmative vote of the holders of at least sixty six and two-thirds percent (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

Authorized but Unissued Capital Stock

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum

The certificate of incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action, suit or proceeding (“Proceeding”) brought on behalf of the Company; (ii) any Proceeding asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers, or stockholders to the Company or its stockholders; (iii) any Proceeding arising pursuant to any provision of the DGCL, certificate of incorporation or the bylaws, as amended; (iv) any Proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (v) any Proceeding asserting a claim against the Company or any current or former director, officer or stockholder governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce any liability or duty created by apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The certificate of incorporation further provides that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. These provisions may have the effect of discouraging lawsuits against the Company or its directors and officers.

Limitations on Liability and Indemnification of Directors and Officers

The certificate of incorporation provides that no director of the Company shall have any personal liability to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Amendments to these provisions shall not adversely affect any right or protection of a director of the Company in respect of any act or omission occurring prior to the time of such amendment.

The certificate of incorporation further provides that the Company indemnify directors and officers to the fullest extent permitted by law. The Company is also expressly authorized to advance certain expenses (including, without limitation, attorneys’ fees) to its directors and officers and to maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Company against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

In addition, the Company entered into separate indemnification agreements with its directors and officers. These agreements, among other things, requires the Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Company’s directors or officers or any other company or enterprise to which the person provides services at the Company’s request.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in the Company’s name to procure a judgment in its favor, also known as a derivative action; provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

Trading Symbols and Market

Our common stock is listed on Nasdaq under the symbol “CLIR.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares by the Selling Stockholder. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares. These may include, without limitation, all registration and filing fees, printing fees and fees and expenses of our legal counsel and accountants.

SELLING STOCKHOLDER

This prospectus relates to the possible offer and resale by the Selling Stockholder from time to time of up to 2,246,019 shares of common stock (the “Shares”) that were purchased by the Selling Stockholder in accordance with a participation right granted to it pursuant to a Stock Purchase Agreement entered into by the Selling Stockholder and us on July 12, 2018 (the “Stock Purchase Agreement”). Specifically, we granted to the Selling Stockholder a right to purchase certain new equity securities that we sell for the purpose of raising capital on terms and conditions no different from those offered to other purchasers. In no event, however, may this right be exercised to the extent it would cause the Selling Stockholder to own 20% or more of the Company’s then outstanding shares of common stock or hold shares with 20% or more of the voting power of the Company. In connection with two separate capital raises, the Selling Stockholder exercised this participation right and purchased 654,425 shares of common stock at a price of $2.00 per share on September 30, 2020, and 1,591,594 shares of common stock on July 8, 2022 at a price of $1.11 per share. We will not receive any proceeds from the sale of Shares by the Selling Stockholder pursuant to this prospectus.

We are registering the resale of the Shares to fulfill our contractual obligation under that certain Registration Rights Agreement we entered into with the Selling Stockholder in connection with the Stock Purchase Agreement (the “Registration Rights Agreement”). Under the terms of the Registration Rights Agreement, we have agreed to use our commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until the date on which the Shares cease to be Registrable Securities, as defined in the Registration Rights Agreement. The Shares will cease to be Registrable Securities when (a) a registration statement with respect to the sale of the Registrable Securities is declared effective by the SEC and the Shares have been disposed of by the Selling Stockholder in accordance with the registration statement, (b) the Shares have been sold in accordance with Rule 144, (c) the Shares become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144, (d) the Shares have been sold, transferred or otherwise disposed of, or (e) the Shares cease to be outstanding.

The Selling Stockholder may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “Selling Stockholder” includes the persons listed in the table below, together with any additional Selling Stockholder listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholder’s interests in the securities, other than through a public sale.

The following table sets forth, based on written representations from the Selling Stockholder, certain information as of August 9, 2023 regarding the beneficial ownership of our common stock by the Selling Stockholder and the securities being offered by the Selling Stockholder. The applicable percentage ownership of common stock is based on approximately 38,562,086 shares of common stock outstanding as of August 9, 2023. Information with respect to securities owned beneficially after the offering assumes the sale of all of the shares of common stock registered hereby. The Selling Stockholder may offer and sell some, all or none of their shares of common stock.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities.

	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby(2)	Number Beneficially Owned After Offering(3)	Percent Owned After Offering(3)
clirSPV, LLC(1)	7,459,562	2,246,019	5,213,543	13.5%

(1) GPCLIRSPV LLC, is the managing member of clirSPV LLC and Robert T. Hoffman Sr. is the managing member of GPCLIRSPV LLC. As such, each of GPCLIRSPV LLC, clirSPV, LLC and Robert T. Hoffman Sr. may be deemed to have or share beneficial ownership of the shares of common stock held directly by clirSPV LLC. Each of GPCLIRSPV LLC and Robert T. Hoffman Sr. disclaims beneficial ownership over the Shares. Robert T. Hoffman Sr. is a director of the Company.

(2) Represents 2,246,019 shares of common stock purchased by the Selling Stockholder pursuant to the Stock Purchase Agreement, consisting of: (i) 654,425 shares of common stock purchased on September 30, 2020 in connection with a capital raise, and (ii) 1,591,594 shares of common stock purchased on July 8, 2022 in connection with a separate capital raise.

(3) Assumes the maximum number of Shares to be sold in this offering are sold.

PLAN OF DISTRIBUTION

The Selling Stockholder and any of its pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.  The Selling Stockholder may use one or more of the following methods when disposing of the shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through brokers, dealers or underwriters that may act solely as agents;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The Selling Stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by its and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon being notified in writing by the Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon being notified in writing by the selling stockholder that a donee or pledge intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus if then required in accordance with applicable securities law.

The Selling Stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the shares of common stock or interests in shares of common stock, the selling stockholder may enter into hedging transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholder may also sell shares of common stock short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholder may also enter into option or other transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (FINRA) or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Securities Exchange Act during such time as it may be engaged in a distribution of the shares.  The foregoing may affect the marketability of the common stock.

The aggregate proceeds to the selling stockholder from the sale of the common stock offered by it will be the purchase price of the common stock less discounts or commissions, if any.  The Selling Stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

We are required to pay all fees and expenses incident to the registration of the shares.  We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

We have agreed with the Selling Stockholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (a) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, and (b) the date on which the shares of common stock covered by this prospectus may be sold by non-affiliates without any volume or manner of sale restrictions or current public information pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

Mitchell Silberberg & Knupp LLP, New York, New York, will pass upon the validity of the securities offered in this prospectus.

EXPERTS

The consolidated financial statements of ClearSign Technologies Corporation as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 incorporated in this registration statement on Form S-3 by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus forms a part, to register the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website, free of charge, at www.clearsign.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INFORMATION INCORPORATED BY REFERENCE

The SEC and applicable law permits us to “incorporate by reference” into this prospectus information that we have or may in the future file with or furnish to the SEC. This means that we can disclose important information by referring you to those documents. You should read carefully the information incorporated herein by reference because it is an important part of this prospectus. We hereby incorporate by reference the following documents into this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, and June 30, 2023, filed with the SEC on May 15, 2023, and August 14, 2023, respectively;

●	our Current Reports on Form 8-K filed with the SEC on and February 24, 2023, May 2, 2023, May 30, 2023, June 8, 2023, June 15, 2023 and August 29, 2023;

●	our Definitive Proxy Statement on Schedule 14A for our 2023 annual meeting of stockholders, filed with the SEC on April 25, 2023, to the extent incorporated by reference into the Form 10-K; and

●	the description of our common stock set forth in our registration statement on Form 8-A/A, filed with the SEC on August 14, 2023, including any amendments thereto or reports filed for the purposes of updating this description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

ClearSign Technologies Corporation

Attn: Brent Hinds

8023 E. 63rd PL Suite 101

Tulsa, OK 74133

(918) 236-6461

Those copies will not include exhibits, unless the exhibits have specifically been incorporated by reference in this document or you specifically request them.

The information accessible through any website referred to in this prospectus or any document incorporated herein is not, and should not be deemed to be, a part of this prospectus.

2,246,019 shares of common stock

CLEARSIGN TECHNOLOGIES CORPORATION

PROSPECTUS

August 30, 2023